EXHIBIT 99.4
[Letterhead]
November 8, 2010
The Board of Directors
The Sumitomo Trust and Banking Co., Ltd.
5-33 Kitahama 4-chome, Chuo-ku
Osaka-shi 540-8639, Japan
Dear Members of the Board:
     We hereby consent to (i) the use of our opinion letter dated August 24, 2010 to the Board of Directors of The Sumitomo Trust and Banking Co., Ltd. (“STB”), included as Appendix B to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange between STB and Chuo Mitsui Trust Holdings, Inc. and (ii) references to such opinion in such Prospectus under the captions “The Share Exchange — Background of the Share Exchange”, “The Share Exchange — Determination of the STB Board of Directors” and “The Share Exchange — Opinions of STB’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

UBS Securities Japan Ltd 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan
/s/ Yoshifumi Watanabe Yoshifumi Watanabe Managing Director Co-Head of Investment Banking Department	/s/ Yuzo Otsuka Yuzo Otsuka Managing Director Co-Head of Investment Banking Department